UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 14, 2008
EDDIE BAUER HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-33070 (Commission File Number)	42-1672352 (IRS Employer Identification No.)
10401 NE 8TH STREET, SUITE 500
BELLEVUE, WA 98004
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (425) 755-6544
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 14, 2008, Kathleen Boyer announced that she will be retiring from her position as Senior Vice President and Chief Merchandising Officer of Eddie Bauer Holdings, Inc. (the “Company”), effective January 31, 2008. Kimberly Berg has been appointed as Senior Vice President, General Manager Merchandising of the Company commencing February 1, 2008. Ms. Berg, 39, has been Vice President and General Merchandising Manager for the Company’s retail division since March 2006, Vice President Womens’ and Field and Gear Merchandising from February 2004 to March 2006, and Divisional Vice President Womens’ Merchandising since April 2002. Prior to joining the Company, Ms. Berg spent seven years at Gap, Inc., most recently as Divisional Merchandise Manager.
In connection with the retirement of Ms. Boyer, pursuant to the terms of her employment letter entered into with the Company on July 12, 2004, Ms. Boyer will execute a Separation Agreement, Waiver of Claims and Release, under which she is entitled to receive (i) accrued but unpaid salary and benefits, and (ii) vested amounts and benefits due under any plan or program in accordance with their terms, through February 1, 2008, together with a lump sum amount of $607,590, which represents 105% of (i) her current base annual salary, plus (ii) the average of bonuses, if any, paid to Ms. Boyer for the past two years, plus (iii) a $10,000 relocation payment. In addition, Ms. Boyer will receive $30,000 remaining to be paid on a retention bonus previously granted. Ms. Boyer will also receive one year of continued medical coverage under the Company’s medical plans. Ms. Boyer will provide a release of claims and will be subject to a covenant to not solicit employees for alternate employment for a period of one year, and a confidentiality covenant for a period of two years.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDDIE BAUER HOLDINGS, INC. (Registrant)
Dated: January 15, 2008	By:	/s/ Freya R. Brier
Freya R. Brier
Senior Vice President and General Counsel